EXHIBIT 99.1

CONSENT OF INDEPENDENT VALUATION EXPERT
We hereby consent to: (1) the reference to our name and description of our role in the valuation process of the real estate properties of Steadfast Income REIT, Inc. (the “Company”) being included or incorporated by reference in the Company’s Registration Statement (Amendment No. 19 to Form S-11 on Form S-3, File No. 333-160748) and the related prospectus, included therein, by being filed on a Current Report on Form 10-K, to be filed on the date hereof (the “Form 10-K”) and (2) the inclusion in the Form 10-K of the Company that the total appraised value of the Company’s real estate properties of $1.88 billion represents the sum of the appraised values of each of the Company’s real estate investments contained in the individual property appraisal reports provided by us to the Company as of the date of each such report.

March 18, 2015	/s/ Stephen DuPlantis As agent of CBRE
CBRE, Inc.